Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-166336) pertaining to the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan, the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan, the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan and the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan of our reports dated February 8, 2013, with respect to the consolidated financial statements and schedules of Sensata Technologies Holding N.V., and the effectiveness of internal control over financial reporting of Sensata Technologies Holding N.V., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 8, 2013